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                                                                    EXHIBIT 99.1


                               TITAN PRESS RELEASE
                      TITAN ACQUISITION OF AVERSTAR CLOSES


SAN DIEGO, CA --JUNE 27, 2000 -- The Titan Corporation (NYSE: TTN) today announced that the previously announced acquisition of AverStar, Inc. has closed. The closing of the transaction followed a vote by AverStar shareholders approving the transaction.

A technology rich company with a large intellectual property base, AverStar provides information technology solutions to a broad and diversified customer base comprised primarily of the Department of Defense and civilian federal agencies. Key areas of focus include information assurance, information operations, and network and information security. In addition to broadening and strengthening Titan's government-related customer base, the AverStar acquisition also provides Titan's technology incubator with two new businesses. The first new business provides network, Internet and information security services and will target commercial businesses seeking to detect and protect against network intrusions as well as those seeking to conduct secure electronic communications and transactions. The second provides web based e-business solutions and e-business application development services to the financial industry. Throughout the remainder of the year, Titan will be evaluating the market opportunities for each of the businesses and the potential for creating independent commercial business units.

Also today, Titan announced that the acquisition of SenCom, a privately held information technology services company had also closed.

Headquartered in San Diego, California, The Titan Corporation is a diversified technology company that creates, builds, and launches technology-based businesses, offering innovative technical solutions. Three of Titan's four core businesses develop and deploy communications and information technology solutions and services. In addition, Titan markets the leading technology for the electronic pasteurization of food products and is continually identifying promising technologies suitable for commercialization. The company has 7,200 employees, annualized sales of approximately $800 million and total backlog in excess of $2.0 billion.

                  "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including our outlook on the future performance of our core businesses and our growth strategies, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, dependence on continued funding of U.S. Department of Defense programs, government contract procurement and termination risks, risks associated with acquiring other companies, including integration risks, and other risks described in the Company's Securities and Exchange Commission filings.


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      MEDIA CONTACT: WIL WILLIAMS, VICE PRESIDENT CORPORATE COMMUNICATIONS
                      (858) 552-9724 OR wwilliams@titan.com

  INVESTOR RELATIONS CONTACT: ROCHELLE BOLD, VICE PRESIDENT INVESTOR RELATIONS
                       (858) 552-9400 OR invest@titan.com


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